Exhibit 4.1

                        September 14, 2009

Ray Brunner

President and Chief Executive Officer

Design Within Reach, Inc.

225 Bush Street, 20th Floor

San Francisco, California 94104

Re: Waiver

Dear Mr. Brunner:

Reference is made to that certain Registration Rights Agreement (“Registration Rights Agreement”) dated August 3, 2009, by and between Design Within Reach, Inc. (the “Company”) and Glenhill Special Opportunities Master Fund, LLC (“Glenhill”). Pursuant to Section 2(a) of the Registration Rights Agreement, the Company is obligated to file an Initial Registration Statement with the Securities and Exchange Commission (“SEC”) on or before the 30th calendar day following the execution date of the Registration Rights Agreement (the “Filing Date”) and to use its best efforts to have the Initial Registration Statement declared effective by the SEC on or before the 60th calendar day following the execution date of the Registration Rights Agreement (or by the 90th calendar day in the event of a “full review” of the Initial Registration Statement by the SEC) (the “Effectiveness Date”). All capitalized terms not defined herein shall have the meaning specified to them in the Registration Rights Agreement.

This letter will confirm the agreement by Glenhill to extend the: (a) Filing Date for the Initial Registration Statement until the date which is 30 calendar days subsequent to the date on which the Company shall receive written notice from Glenhill or a Holder (“Notice”) requesting that the Company file the Initial Registration Statement to register all or part of the Registrable Securities (the “Revised Filing Date”) and (b) Effectiveness Date until the date which is 60 calendar days subsequent to the date on which the Company receives a Notice (or the date which is 90 calendar days subsequent to the date on which the Company receives a Notice in the event of a “full review” of the Initial Registration Statement by the SEC) (the “Revised Effectiveness Date”). Glenhill, on its own behalf and on behalf of its successors, transferees and assigns, further agrees to: (1) waive any and all liquidated damages which may accrue pursuant to Section 2(b) of the Registration Rights Agreement as a result of the Company’s failure to file the Initial Registration Statement prior to the Revised Filing Date and as a result of the failure of the Initial Registration Statement to be declared effective by the SEC prior to the Revised Effectiveness Date; (2) waive any and all rights pursuant to Section 3(a)(ii) and Section 10(a) of the Certificate of Designation of Preferences, Rights and Limitations of Series A 9% Convertible Preferred Stock (the “Certificate of Designation”) to an increase in the annual dividend rate on the Preferred Stock (as defined in the Certificate of Designation) as a result of the Company’s failure to file the Initial Registration Statement prior to the Revised Filing Date and as a result of the failure of the Initial Registration Statement to be declared effective by the SEC prior to the Revised Effectiveness Date; and (3) acknowledge that the Company’s failure to file the Initial

Registration Statement prior to the Revised Filing Date and the failure of the Initial Registration Statement to be declared effective by the SEC prior to the Revised Effectiveness Date shall not constitute a default by the Company on any of the material terms and conditions of the Preferred Stock for purposes of Section 3(a)(ii) of the Certificate of Designation.

Except as expressly set forth herein, this letter shall not be deemed to be a waiver, amendment or modification of any provisions of the Registration Rights Agreement or the Certificate of Designation or of any right, power or remedy of Glenhill, nor shall it constitute a waiver of any provision of any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder. Except as set forth herein, Glenhill reserves all of its rights, remedies, powers, or privileges set forth in the Registration Rights Agreement and the Certificate of Designation.

Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter. This letter may be executed in counterparts and by facsimile or other electronic transmission.

Very truly yours,

GLENHILL SPECIAL OPPORTUNITIES MASTER FUND LLC

By:	Glenhill Capital Management LLC, its manager

By:	Glenhill Advisors, LLC, its managing member

By:	/s/ Glenn Krevlin
Name:	Glenn Krevlin
Title:	Managing Member

AGREED TO AND ACCEPTED AS

OF THE 14th DAY OF SEPTEMBER, 2009:

DESIGN WITHIN REACH, INC.

By:	/s/ Ray Brunner
Name:	Ray Brunner
Title:	President and Chief Executive Officer